Exhibit 4.7

Industry

Research and
R & D Start Program
Grant Agreement
Development

Board

General Conditions

Table of contents

Clause

1	Interpretation

2	Warranties

3	Payment of Grant

4	Conduct of Project

5	Evaluation

6	Commercialisation

7	Other Financial Assistance

8	Acquittal of Grant

9	Termination

10	No Dealing With Grantee’s rights

11	Start Premium : Repayable Contribution

12	Acknowledgement and Public Statements

13	Goods and Services Tax

14	Notices

15	General

1

Operative Provisions

1                                         Interpretation

1.1                                 Unless the contrary intention appears:

Application means the application submitted by the Grantee in respect of which the Grant has been awarded.

Approved Financial Institution means a deposit taking institution authorised under the Banking Act 1959 (Cth) to carry on banking business in Australia.

Budget means the budget of planned Eligible Expenditure (by Financial Year) for the Project (set out in item 7 of the schedule].

Completion Date means the agreed completion date for the Project set out in item 3(b) of the schedule.

Control has the meaning given by section 50AA of the Corporations Act 2001 (Cth)

Core Start has the meaning given in the definition of “Start Grants” in clause 4(1) of the Directions.

Deal With means:

(a)                                  sell, transfer, novate, declare a trust over or otherwise dispose of or procure or effect the disposal of, any interest or right; or

(b)                                 effect a change in the beneficial interest or beneficial unit holding under a trust which has an interest or right.

Directions means the R&D Start Program Directions No. 3 of 2002.

Eligible Expenditure has the meaning given in clause 4(1) of the Directions and the relevant Industry Research and Development Board policies effective at the date of this deed.

Encumbrance means a security interest or any other legal or equitable interest or right which is either imposed by law or which is given to any person, over property or rights under a contract.

Financial Year means the 12 month period beginning 1 July of one year and ending 30 June of the following year.

Floating Charge has the meaning given by section 9 of the Corporations Act 2001 (Cth).

Grant means the amount set out in item 4 of the schedule.

Grant Percentage means the percentage of Eligible Expenditure to be paid to the Grantee as the Grant, as set out in item 5 of the schedule.

GST has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999.

Insolvent means being an insolvent under administration or insolvent (each as defined in the Corporations Act 2001) appointed, or being in receivership, in receivership and management, in liquidation, in provisional liquidation, under administration, wound up, subject to any arrangement, assignment, or composition, protected from creditors under any statute, dissolved (other than to carry out a reconstruction while solvent) or being otherwise unable to pay debts when they fall due or having something with the same or similar effect happen under the laws of any jurisdiction.

Intellectual Property means all statutory and other proprietary rights in respect of trade marks, patents, circuit layouts, copyrights, designs, moral rights, confidential information, expertise, knowledge, skills, techniques, methods, procedures, ideas and concepts, plant varieties and all other rights with respect to intellectual property as defined in Article 2 of the July 1967 Convention Establishing the World Intellectual Property Organisation.

National Benefit Indicators for Commercialisation Purposes means the desirable indicators agreed by the Industry Research & Development Board, from time to time, by which the national benefit contribution for commercialisation purposes of R&D Start projects to Australia and the Australian economy is to be assessed.

Particular Conditions means those conditions which are specific to the Grant and the Project.

Payment Schedule means the schedule of annual payments of the Grant (by Financial Year) set out in item 7 of the schedule.

Performance Milestone means a performance milestone set out in item 10 of the schedule.

Program Funding means the funding made available by the Parliament of the Commonwealth of Australia for the R&D Start Program in any given Financial Year, being the funding specified in the Portfolio Budget Statement (as varied by any Portfolio Additional Estimates Statement) for that year.

Project means the project described in item 9 of the schedule.

Project Intellectual Property means Intellectual  Property created in the course of the Project including improvements, inventions and discoveries arising out of the conduct of the Project.

R&D Start Program has the meaning given to that term in clause 4(1) of the Directions.

Relevant Year for the Grantee means:

(a)                                  if the Grantee has been incorporated for each of  the 3 years preceding the year of  income in which the Application is made - each of those years; or

(b)                                 if the Grantee has been incorporated for fewer than 3 years preceding the year of income in which the Application is made - each of those years in which the Grantee was incorporated.

Repayable Contribution means that part of the Grant which is made under Start Premium that is:

(a)                                  that percentage by which the Grant exceeds 50% of the Eligible Expenditure on the Project, where provided in conjunction with Core Start; and

(b)                                 that percentage by which the Grant exceeds 20% of the Eligible Expenditure on the Project, where provided in conjunction with Start Plus.

Retention Amount means the amount specified in item 11 of the schedule.

Start Plus means the program of financial assistance for research and development projects of non tax-exempt companies with turnovers of $50 million or more in one, or more than one, Relevant Year.

Start Premium means the program of financial assistance:

(a)                                  for high merit research and development projects of non tax-exempt companies; and

(b)                                 that is repayable to the Commonwealth.

1.2                                 Including, includes and in particular do not limit the words which precede them or to which they refer.

1.3                                 Unless the contrary intention appears:

(a)                                  a person includes a firm, a body corporate, an unincorporated association or an authority;

(b)                                 an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

(c)                                  an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(d)                                 the singular includes the plural and vice versa;

(e)                                  a reference to a statute, ordinance, code or other law includes regulations and other instruments made under it and consolidations, amendments, re-enactments or replacements or any of them; and

(f)                                    where any word or phrase is given a defined meaning, any other part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.

1.4                                 Headings are inserted for convenience of reference only and are not to be used in the interpretation of this deed.

1.5                                 A reference to the schedule is a reference to the schedule to the Particular Conditions.

1.6                                 A reference to this deed includes the Particular Conditions.

2.                                      Warranties

2.1                                 The Grantee warrants that as at the date of this deed and on each day during the term of this deed:

(a)                                  all information that the Grantee provides to the Commonwealth from time to time (including information given in the Application (except as otherwise specified in this deed), incorporated into the Particular Conditions, or given in any report to the Commonwealth by the Grantee under this deed is true and correct;

(b)                                 Without limiting the generality of clause 2.1(a):

(1)                                  the Grantee is:

(A)                              incorporated under the Corporations Act 2001 (Cth); and

(B)                                not exempt from income tax; and

(C)                                registered for GST purposes pursuant to the A New Tax System (Goods and Services Tax) Act 1999 with the Australian Business Number as specified adjacent to the Grantee’s name on the first page of the Particular Conditions;

(2)                                  the Project involves research and development activities (as defined in the Industry Research and Development Act 1986 (Cth));

(3)                                  the Grantee does not have any interests or obligations that conflict with its interests or obligations under this deed; and

(4)                                  if the Grantee is a recipient of financial assistance under Core Start, the combined turnover of the Grantee, and each body corporate (if any) related to the Grantee, is less than $50 million in the Relevant Year;

(c)                                  the Grantee, has and will have, at all times, all the necessary rights in respect of all Intellectual Property and technical information, including but not limited to, all designs, specifications, data, drawings, plans, reports, models, prototypes and other things that will be required to conduct the Project and to commercialise the Project’s outcome; and

(d)                                 the Grantee is not aware of any circumstances which adversely affect or might adversely affect the Grantee’s ability to fulfill its obligations under this deed.

2.2                                 If the Grantee becomes aware of a breach of warranty, the Grantee must immediately notify the Commonwealth of that breach.

2.3                                 The Commonwealth warrants that as at the date of this deed, and on each day during the term of this deed, the Department of Industry, Tourism and Resources is registered for GST purposes pursuant to the A New Tax System (Goods and Services Tax) Act 1999 with the Australian Business Number as specified adjacent to the Commonwealth’s name on the first page of the Particular Conditions.

3                                         Payment of Grant

Payment of Grant

3.1                                 The Commonwealth is obliged to pay the Grant to the Grantee in accordance with the Payment Schedule only if:

(a)                                  The commonwealth has sufficient Program Funding available at the time a payment is due to the Grantee; and

(b)                                 the Grantee has demonstrated satisfactory progress and expenditure on the Project in accordance with this deed.

3.2                                 The Grantee will be entitled to be paid the Grant Percentage of Eligible Expenditure incurred on the Project during the duration of the Project as specified in item 3 of the schedule, up to but not exceeding the amount of the Grant.

3.3                                 Expenditure incurred on the Project which is not paid by the Grantee within 3 months of completion of the Project will be deemed not to be Eligible Expenditure.

3.4                                 In any given Financial Year of the Project, the Commonwealth is not obliged to pay to the Grantee an amount in excess of the total amount shown as payable during that year in the Payment Schedule.

3.5                                 On or about 16 March of each Financial Year, the Commonwealth may;

(a)                                  where a revised Budget has been approved under clause 4.4 for that year:

(1)                                  vary the Grant to equal the Grant Percentage of revised Budgeted Eligible Expenditure; or

(2)                                  vary the Payment Schedule to reflect any change in the timing or amount of Budgeted Eligible Expenditure; or

(b)                                 where no revised Budget has been approved under clause 4.4 for that year - vary the Grant or the Payment Schedule as the Commonwealth considers reasonably necessary having regard to actual Eligible Expenditure incurred to date and progress of the Project.

Progress Payments

3.6                                 The Grant will be paid in instalments by direct credit to the bank account established by the Grantee under clause 4.12.

3.7                                 An initial payment, and subsequent progress payments, may be made in advance for the next quarterly period, in the Commonwealth’s absolute discretion.

3.8                                 Subject to the other terms of this deed, subsequent progress payments will be made if the Commonwealth is satisfied the Grantee has incurred the relevant Eligible Expenditure, achieved satisfactory progress on the Project having regard to Performance Milestones, submitted all progress reports due, and met its other obligations under this deed.

3.9                                 The commonwealth may defer a progress payment otherwise due in a Financial Year to the next Financial Year if, in the Commonwealth’s reasonable opinion, insufficient Program Funding may be available to meet that commitment in the first-mentioned Financial Year.

3.10                           Notwithstanding any other clause of this deed, the Grantee is not entitled to a payment if that payment would result in the Grantee having received in total more than the Grant Percentage of Eligible Expenditure incurred by the Grantee up to the date of the most recent progress report.

3.11                           Subject to clause 3.12, the final payment, including the Retention Amount, will be made to the Grantee when the Project has been completed to the satisfaction of the Commonwealth and the Grantee has provided all reports, and will be equal to the Grant Percentage of the total Eligible Expenditure that the Grantee has made on the Project, less all payments previously made.

3.12                           The Grantee will not be entitled to receive any amount which, when added to all payments previously made, would result in the Grantee receiving more than the total amount of the Grant.

Commonwealth rights

3.13                           The Commonwealth’s determination as to whether expenditure on the Project is Eligible Expenditure is final and binding on the Grantee.

3.14                           The Commonwealth is not obliged to make any payment of the Grant:

(c)                                  if, in the Commonwealth’s reasonable opinion, the Grantee has not complied with all its obligations under this deed;

(d)                                 if the Grantee becomes Insolvent; or

(e)                                  after the Commonwealth has become entitled to terminate the deed.

4                                         Conduct of Project

Conduct of Project

4.1                                 The Grantee must use the Grant solely for the Project and in accordance with the Budget and the terms of this deed.

Initial Project Budget

4.2                                 The Grantee must, if it has not already done so, provide the Commonwealth with a Budget within 7 days of the date of this deed, in the form approved by the Commonwealth.

Annual Budget review

4.3                                 The Grantee must give to the Commonwealth by 1 February of each Financial Year a revised Budget in the form approved by the Commonwealth, including details of any changes the Grantee reasonably considers necessary so as to ensure the Budget continues to accurately reflect planned Eligible Expenditure for the Project.

4.4                                 The Commonwealth may approve or reject a revised Budget in its sole discretion within 30 days of receipt.

4.5                                 If the revised Budget is approved by the Commonwealth, the then current Budget is replaced by the revised Budget approved under clause 4.4.

Project Performance

4.6                                 If a Performance Milestone is not achieved or is unlikely to be achieved by the date for achievement of that Performance Milestone as set out in item 10 of the schedule the Grantee must notify the Commonwealth in its next report.

4.7                                 When notifying the Commonwealth pursuant to clause 4.6, the Grantee must specify:

(a)                                  the Grantee’s proposal to ensure that the planned outcomes of the Project are achieved;

(b)                                 the planned date for achievement of the relevant Performance Milestone;

(c)                                  the expected effect the delay will have on the Project; and

(d)                                 changes to key personnel, if any, having an impact on the matters reported under paragraphs (a) to (c).

4.8                                 Upon receipt of notification pursuant to clause 4.6. if the Commonwealth considers in the Commonwealth’s absolute discretion that the failure by the Grantee to reach a Performance Milestone may compromise the capacity of the Grantee to achieve the planned outcomes for the Project the Commonwealth may terminate the deed pursuant to clause 9.

Variations

4.9                                 The Grantee may reallocate Budgeted expenditure or vary its work methods and schedules as it considers necessary to undertake and complete the Project, provided it does not materially change the Project.

4.10                           If the Grantee wishes to alter or modify a Performance Milestone or there is any breach or likely breach of this deed the Grantee must notify the Commonwealth in its next report.

4.11                           Upon receipt of notification pursuant to clause 4.10, the Commonwealth may, in the Commonwealth’s absolute discretion, by written response to the Grantee, approve or not approve the Grantee’s proposal to ensure that the planned outcomes of the Project are achieved.

Bank Account

4.12                           The grantee must establish a separate account with an Approved Financial Institution for the sole purpose of handling the Grant and interest on the Grant, and provide the Commonwealth with sufficient details to identify the account on request.

4.13                           The Grantee must pay all installments of the Grant into the account and not use the account for any purpose other than the deposit and withdrawal of the Grant and any interest.

Reporting

4.14                           The Grantee must give to the Commonwealth reports relating to the conduct and management of the project and the commercialisation of its outcomes in the form, containing the matters and at the times required by the Commonwealth from time to time, which requirements as at the date of this deed are set out in item 12 of the schedule.

4.15                           If the Commonwealth requires a report to be audited, the report must be audited by a member of the Institute of Chartered Accountants, a member of the Society of Certified Practising Accountants or a Public Practice Certified

Member of the National Institute of Accountants, not being an employee, shareholder, director or other officeholder of the Grantee.

4.16                           If in the Commonwealth’s opinion either the form or the content of a report is not adequate for the Commonwealth’s purposes, and the Commonwealth gives notice to the Grantee to that effect, the Grantee must submit a revised report satisfactory to the Commonwealth within 30 days of receipt of notice by the Grantee.

Records to be kept

4.17                           The Grantee must keep to the Commonwealth’s satisfaction all records (including original receipts and invoices) relating to the conduct and management of the Project and commercialisation of its outcomes, necessary to provide a complete, detailed record and explanation of:

(a)                                  expenditure by the Grantee on the Project;

(b)                                 Project activities and the progress of the Project and its commercialisation;

(c)                                  any amounts of GST paid by the Grantee in respect of any supply made to the Commonwealth under this deed; and

any other records relating to the Project which are required by the Commonwealth.

4.18                           Those records must be retained by the Grantee during the Project and for 5 years after the Completion Date.

Inspection and audit

4.19                           The Commonwealth or its auditor may at reasonable times and on reasonable notice enter the Grantee’s premises and inspect the records kept by the Grantee, and progress with the Project, to review the Grantee’s compliance with this deed.

4.20                           The Grantee must give the Commonwealth and its auditor all necessary facilities and assistance to enable them to conduct an audit.

4.21                           In conducting a review under clause 4.19, the Commonwealth or its auditor may take copies of any records (books, documents, invoices, receipts and any other papers) that the Commonwealth or the auditor considers relevant to the Project.

Confidentiality

4.22                           The Commonwealth must ensure that it and anyone authorised by it use confidential information to which they are given access, only for the purposes of this deed and do not disclose or use it for any other purpose unless required by law.

Affirmative Action

4.23                           The Grantee must in undertaking the Project and commercialising its outcomes comply with its obligations, if any, under the Equal Opportunity for Women in the Workplace Act 1999.

5                                         Evaluation

5.1                                 The Grantee must cooperate in the evaluation of the R&D Start Program by the Commonwealth.

5.2                                 The Grantee must, if requested by the Commonwealth, provide information and completed survey forms relating to the Project and the R&D Start Program during the Project and for 5 years after the Completion Date.

5.3                                 The Grantee must comply with a request under clause 5.2 within 28 days of receiving the request.

6                                         Commercialisation

6.1                                 The Grantee must use its best endeavours to commercialise the Project on normal commercial terms within a reasonable time of completion of the Project.

6.2                                 The parties acknowledge that the giving of the Grant for the purposes of the Grantee undertaking the Project is intended to deliver substantial national benefit to Australia, and that substantial national benefit will be deemed to have been satisfactorily delivered either where the Project is undertaken and commercialised as represented by the Grantee in the Application, or where although the Project is commercialised in a country other than Australia it is undertaken and commercialised in line with the National Benefit Indicators for Commercialisation Purposes.

6.3                                 The Grantee must notify the Commonwealth immediately if, at any time, the Grantee decides that it wishes to commercialise the Project other than as represented in the Application and as a result of the proposed change:

(a)                                  the Project would no longer be commercialised on normal commercial terms;

(b)                                 significantly additional aspects of the Project would be commercialised in a country other than Australia; or

(c)                                  any overseas commercialisation would deliver significantly reduced national benefit when compared to the proposed commercialisation arrangements set out in the Application.

The Grantee must when notifying the Commonwealth give details of its reasons for making its decision.

6.4                                 If the Commonwealth (whether or not it has received a notice from the Grantee under clause 6.3) is of the opinion that the Grantee is not commercialising the Project on normal commercial terms, or that the Grantee’s commercialisation is not delivering substantial national benefit as contemplated by clause 6.2, the Commonwealth may by notice to the Grantee require the Grantee to repay some or all of the Grant, together with interest at the rate specified in item 6 of the schedule.

7                                         Other Financial Assistance

7.1                                 The Grantee must give the Commonwealth details of any financial assistance the Project receives from another Commonwealth, State or Territory government source.

7.2                                 The Commonwealth may reduce the size of the Grant after taking into account that other financial assistance.

8                                         Acquittal of Grant

8.1                                 If at any time the total amount paid to the Grantee under this deed exceeds:

(a)                                  the Grant; or

(b)                                 the total of the Grant Percentage of the Eligible Expenditure incurred to date,

the Commonwealth may by notice to the Grantee require the Grantee to repay the amount of the excess to the Commonwealth.

8.2                                 If the Grantee expends the Grant other than in accordance with this deed the Commonwealth may by notice require the Grantee to repay all or some of the Grant paid to the Grantee, plus interest at the rate set out in item 6 of the schedule.

8.3                                 If the Commonwealth gives the Grantee a notice under clause 8.1 or 8.2, the Grantee must repay to the Commonwealth the amount notified within 28 days of receipt of the notice.

9                                         Termination

9.1                                 Subject to clause 9.4 the Commonwealth may terminate this deed by notice to the Grantee if:

(a)                                  the Grantee is in breach of this deed, that breach is capable of being remedied and the Grantee fails to remedy that breach within 21 days of receipt of a notice from the Commonwealth requiring it to do so (or within any longer period specified in the notice);

(b)                                 the Grantee is in breach of a warranty set out in this deed;

(c)                                  the Grantee is otherwise in breach of this deed; or

(d)                                 the Grantee is unable, or threatens to become unable, to pay all of its debts as and when they become due, or goes into administration or receivership.

9.2                                 On termination of this deed:

(a)                                  the Commonwealth’s obligation to pay any amount of the Grant that is unpaid as at the date of termination ceases;

(b)                                 the Grantee must give the Commonwealth reports as required by the Commonwealth as at the date of termination; and

(c)                                  the Commonwealth may by notice to the Grantee require the Grantee to repay some or all of the Grant paid to the Grantee, plus interest at the rate set out in item 6 of the schedule.

9.3                                 Interest payable under clauses 6.4, 8.2 and 9.2(c) is calculated on daily rests from the date of payment by the Commonwealth of an amount under clause 3 to the date of repayment by the Grantee.

9.4                                 The Commonwealth may not take action under clause 9 for a breach of this deed due to a cause or causes beyond the Grantee’s reasonable control which does not continue for more than 12 weeks in the aggregate.

9.5                                 This deed may be terminated at any time by the mutual written agreement of the parties.

10.                               No Dealing With Grantee’s rights

10.1         Unless expressly authorised to do so under this deed, the Grantee must not Deal With or grant or create any Encumbrance over its rights under this deed or its interest in the Project Intellectual Property without the prior written consent of the Commonwealth.

10.2         A change in Control of the Grantee is taken to be Dealing With the Grantee’s rights under this deed.

10.3         If the Grantee Deals With, or grants or creates any Encumbrance over its rights under this deed or its interest in the Project Intellectual Property without the prior written consent of the Commonwealth and the Commonwealth reasonably considers that this event adversely affects or may adversely affect the objectives from time to time of the R&D Start Program, the Commonwealth may terminate this deed pursuant to clause 9.

10.4         The Commonwealth may impose conditions (a breach of which is a breach of this deed) in giving its consent under clause 10.1, including, but not limited to, requiring the Grantee and any other person concerned in a transaction referred to in clause 10.1 to execute all documentation as required by the Commonwealth.

10.5         The giving of a Floating Charge over the assets and undertaking of the Grantee is not to be taken to be a breach of clause 10.1.

11                                  Start Premium: Repayable Contribution

11.1                           If the Grantee is a recipient of financial assistance under Start Premium, the Grantee must repay to the Commonwealth the Repayable Contribution plus interest at the rate set out in item 15.3 of the schedule in accordance with the requirement set out in item 15 of the schedule.

12.                               Acknowledgement and Public Statements

12.1                           The Grantee must acknowledge the financial assistance received from the Commonwealth under the R&D Start Program in any public statements about the Project until the Completion Date.

12.2         The Commonwealth may publicise the awarding of the Grant at any time after it is awarded.

12.3         The Commonwealth may include in press releases and general announcements about the Grant and in its annual report, the following information.

(a)                                  the name of the Grantee;

(b)                                 the amount of the Grant; and

(c)                                  the title and a brief description of the Project.

13                                  Goods and Services Tax

13.1         Unless otherwise indicated, all consideration for any supply under this deed is exclusive of any GST imposed in relation to the supply.

13.2         If GST is imposed on any supply made by the Grantee to the Commonwealth under this deed, the Commonwealth will pay the amount imposed to the Grantee in addition to the consideration required under this deed.

13.3         If for any reason the Commonwealth pays to the Grantee an amount under clause 13.2 which is more than the GST imposed on the supply, the Grantee must repay the excess to the Commonwealth on demand, or the Commonwealth may set-off the excess against any other amounts due to the Grantee.

13.4         The Grantee must comply with Part VB of the Trade Practices Act 1974 in relation to any supply made to the Commonwealth under this deed.

13.5         The Commonwealth is not liable to reimburse the Grantee for any amount in relation to which the Grantee may claim an input tax credit (whether or not claimed).

13.6         If GST is imposed on any supply made by the Grantee to the Commonwealth under this deed in return for all or any part of the Grant, the Department of Industry, Tourism and Resources may issue a ‘recipient created tax invoice’ to the Grantee for the supply in question and the Grantee must not issue a tax invoice for that supply.

13.7         If for any reason the Grantee or the Department of Industry, Tourism and Resources ceases to be registered for GST purposes, becomes aware of any reason why its registration may be cancelled, or ceases to satisfy any of the requirements of public ruling GSTR 2000/10, it must immediately notify the other party.

13.8         If the Grantee is of the opinion that it is a ‘government related entity’ and that the Grant is ‘specifically covered by any appropriation under an Australian law’ for the purposes of section 9-15(3)(c) of the A New Tax System (Goods and Services Tax) Act 1999, the Grantee must immediately notify the Department of Industry, Tourism and Resources and provide materials supporting that opinion.

14                                  Notices

14.1                           Any notice, request, approval, consent or other communication to be given or served pursuant to this deed must be in writing and addressed and signed as the case may be, as specified in item 13 of the schedule.

14.2                           A notice, request, approval, consent or other communication must be delivered by hand, sent by prepaid post, transmitted electronically or transmitted by facsimile.

14.3                           A notice, request approval, consent or other communication will be deemed to be received:

(a)                                  if delivered by hand, upon delivery;

(b)                                 if sent by pre-paid ordinary post within Australia, upon the expiration of 2 business days after the date on which it was sent; and

(c)                                  if transmitted electronically or by facsimile, upon receipt by the sender of an electronic or facsimile acknowledgment that the communication has been properly transmitted to the recipient.

15.                               General

15.1                           A provision of, or a right created under, this deed may not be:

(a)                                  waived except in writing signed by the party granting the waiver; or

(b)                                 varied except in writing signed by the parties.

15.2                           This deed and the transactions contemplated by this deed are governed by the Industry Research and Development Act 1986 and the laws in force in the Australian Capital Territory.

15.3                           Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Australian Capital Territory and courts of appeal from them for determining any dispute concerning this deed or the transactions contemplated by this deed.

15.4                           Each party waives any right it has to object to an action being brought in those courts, including claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

15.5                           Obligations under this deed, unless otherwise stated, terminate 5 years after the Completion Date.

Project No: GRA02819

R&D Start Program

Grant Agreement

Particular Conditions

Parties

Commonwealth of Australia acting

through the Industry Research and

Development Board

ABN 51 835 430 479 001

(Department of Industry, Tourism and

Resources)

Postal Address	NSW State Manager
Department of Industry, Tourism and Resources
GPO Box 9839
SYDNEY NSW 2001

The Grantee

Pharm Axis Pty Ltd

• ABN	75082811630

• ACN	082 811 630

• postal address	2/10 Rodborough Road
FRENCHS FOREST NSW 2086

• business address	2/10 Rodborough Road
FRENCHS FOREST NSW 2086

1

Operative Provisions

1.                    This Grant is made to the Grantee in respect of the Project by the Industry Research and Development Board on behalf of the Commonwealth to the Grantee under the R&D Start Program.

2.                    The Grant is made pursuant to the Industry Research and Development Act 1986 and the relevant Ministerial Directions issued under sections 19 and 20 of that Act.

3.                    The Grant is made on the terms and conditions of the Grant Agreement, which comprises the General Conditions (version 7.2) and the Particular Conditions (including the schedule).

4.                    The Grantee acknowledges that it has received and read a copy of the General Conditions (version 7.2), and agrees that the terms and conditions of the General Conditions form part of the Grant Agreement.

5.                    Terms defined in the General Conditions (version 7.2) have the same meaning in the Particular Conditions.

6.                    If there is an inconsistency between the Particular Conditions and the General Conditions (version 7.2), the Particular Conditions prevail to the extent of the inconsistency.

2

Acceptance of terms

EXECUTED as a deed

Date of deed:	)
Commonwealth of Australia	)
)
SIGNED for and on behalf of the	)
COMMONWEALTH OF AUSTRALIA by	)
)
/s/ Russell Edwards	)
a delegate of the INDUSTRY RESEARCH	)
AND DEVELOPMENT BOARD in the	)
presence of:	)
)
/s/ Sandra Murray	)
Signature of witness	)
)
SANDRA MURRAY	)	[ILLEGIBLE]
Name of witness (block letters))
)

Grantee

The terms and conditions pursuant to which the Grant is made are hereby accepted by the Grantee.

)
)
)
)
)
)
Signed by	)
PharmAxis Pty Ltd	)
by:	)
)
/s/ David McGarvey	)	/s/ Alan D. Robertson
Secretary Director	)	Director
)
David McGarvey	)	A.D. Robertson
Name (please print))		Name (please print)
)
)

3

The Schedule

1	Project Title	The Development of New Treatments for Cystic Fibrosis

2	Project Reference Number	GRA02819

3	Project Duration

	(a) Commencement Date:	6 March 2003

	(b) Completion Date:	31 December 2005

4	Grant	A maximum amount of $3,013,658

5	Grant Percentage of Eligible Expenditure	50%

6	Interest Rates	4.75% per annum

7	Project Planned Eligible Expenditure by Financial Year

Estimated Expenditure $
Head of Expenditure	2002/03	2003/04	2004/05	2005/2006	Total $
R&D Salary Expenditure	*	*	*	*	*

Contract Expenditure	*	*	*	*	*

Plant Expenditure	*	*	*	*	*

Prototype Expenditure	*	*	*	*	*

Other Expenditure	*	*	*	*	*

Project Eligible Expenditure	*	*	*	*	*

Annual Cap Amount	*	*	*	*	3,013,658

8	Initial Payment	$700,000

9	Project Description and Planned Outcomes

The product will be a new treatment option for patients suffering from cystic fibrosis.  It will be administered as a dry powder for inhalation to improve lung functions and reduce infection rate.

*  Confidential portion omitted and filed separately with the Commission

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10                                  Performance Milestones and Planned Achievement Dates

Major Milestone		Expected Achievement Date
1	*	*
2	*	*
3	*	*
4	*	*
5	*	*
6	*	*
7	*	*
8	*	*
9	*	*
10	*	*
11	*	*
12	*	*

11                                 Retention Amount                                                                                                                                                                                                                            $150,683

12                                  Reports

Review Type	Due Date	Report Period	Audit Report Y/N
Progress	28 July 2003	7 March 2003 in 30 June 2003

Progress	28 October 2003	1 July 2003 to 30 September 2003

Progress	28 January 2004	1 October 2003 to 31 December 2003

Progress	28 April 2004	1 January 2004 to 31 March 2004

Progress	28 July 2004	1 April 2004 to 30 June 2004	Y

Progress	28 October 2004	1 July 2004 to 30 September 2004

Progress	28 January 2005	1 October 2004 to 31 December 2004

Progress	28 April 2005	1 January 2005 to 31 March 2005

Progress	28 July 2005	1 April 2005 to 30 June 2005

Progress	28 October 2005	1 July 2005 to 30 September 2005

Final	14 February	1 October 2005 to 31 December 2005	Y

Reports must conform with the requirements in the Project Reporting Guide supplied to the Grantee by the Commonwealth, as varied from time to time by the Commonwealth and notified to the Grantee.

Unless the Grantee is otherwise notified by the Commonwealth, commercialisation reports will be required 1, 3 and 5 years after completion of the Project, in the format supplied by the Commonwealth at those times.

*  Confidential portion omitted and filed separately with the Commission

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13                                  Notices

Notices must be addressed as follows:

a)              if given to the Commonwealth, addressed and forwarded to the Director, AusIndustry State Office, Department of Industry, Tourism and Resources for the attention of an AusIndustry Customer Service Manager at the following address:

Address:	GPO Box 9839, Sydney NSW 2001
Facsimile No:	61 2 9226 6001
Email address:	ainsw@industry.gov.au

or as otherwise notified in writing by an AusIndustry Customer Service Manager; and

b)             if given by the Commonwealth, signed by an authorised delegate of the Industry Research and Development Board and forwarded to the Grantee at the following address:

PharmAxis Ltd Dr A Robertson Chief Executive Officer 2/10 Rodborough Road FRENCHS FOREST NSW 2086

or as otherwise notified in writing by the Grantee.

14                                  Special Conditions

The IR&D Board approved overseas expenditure of up to 31% of eligible project costs.

15                                  Repayment of Repayable Contribution Under Start Premium

Not applicable

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NATIONAL BENEFIT INDICATORS - COMMERCIALISATION

The Industry Research and Development (IR&D) Board understands the increasing global nature of business and the need for innovative companies to respond flexibly to market needs.  For example, while the IR&D Board is keen to support projects which involve manufacturing or production in Australia, it accepts that there will be instances where Australian manufacture could limit the commercialisation prospects of intellectual property developed with its grant funding.  This does not remove the necessity for the commercialisation of project outcomes to provide national benefits.

Set out below are the indicators by which the IR&D Board will assess the level of national benefit contribution to Australia and the Australian economy from the commercialisation of R&D Start projects where commercialisation will not take place in Australia:

•                     the commercialisation plan includes Australia being maintained as the home base for future R&D, manufacture or product development;

•                     the ongoing development of the commercial outcomes, (product, process or service), arising from R&D activities involves interactions with other firms and research institutions (both domestic and international);

•                     the commercialisation of the products, processes or services arising from R&D activities result in an increase in the number of employees in the company’s operations based in Australia;

•                     as a result of the commercialisation, Australian residents receive commercial compensation through royalties, licence fees, equity, dividends or outright sale; and

•                     production overseas could be considered reasonable as:

•                                          local production is demonstrated to be uneconomic in terms of cost structure; and/or

•                                          the production or commercialisation requires close physical interaction with overseas companies, customers, suppliers and competitors.

Where a company is proposing to conduct exploitation overseas due to economic viability in terms of cost structure, the Board will consider:

•                                          the level of commitment to retaining or enhancing the companies R&D facilities in Australia;

•                                          the degree of globalisation of the relevant industry sector;

•                                          the relative input costs to production as identified by the company;

•                                          the relative transport costs as identified by the company;

•                                          the relative costs of skilled labour as identified by the company; and

•                                          legal barriers to entry; or

•                                          any other factors the Board considers relevant.

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Where the company is proposing to conduct exploitation overseas due to close proximity to customers, suppliers and competitors, the Board will consider:

•                                            the level of commitment to retaining or enhancing the companies R&D facilities in Australia;

•                                            the mechanisms established to disseminate knowledge and market intelligence from overseas to the companies operations based in Australia;

•                                            the industry norms in terms of proximity;

•                                            the level of competition in the industry sector and the need to innovate quickly;

•                                            the nature of the products’ inputs which require close contact eg perishables, knowledge, etc; and

•                                            any other factors the Board considers relevant.

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